EXHIBIT 3.1
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                            AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                              NEW NISOURCE INC.

   It is hereby certified that:

        1. The present name of the corporation (hereinafter the "Corporation") is New NiSource Inc., which is the name under which the Corporation was originally incorporated; and the date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is March 29, 2000.

        2. This Amended and Restated Certificate of Incorporation has been duly adopted and approved in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder approval of this Amended and Restated Certificate of Incorporation was given by written consent pursuant to
   Section 228 of the General Corporation Law of the State of Delaware.

        3. Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, the effective date and time of this Amended and Restated Certificate of Incorporation shall be October 31, 2000, at 11:59 p.m. Eastern Standard Time.

        4. The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this amended and restated certificate of incorporation supersede the original certificate of incorporation and shall read in its entirety as follows:

                                  Article I
                                    Name

        The name of this Corporation is New NiSource Inc.

                                 Article II
                              Registered Office

        The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent is Corporation Service Company, and the

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   address of said registered agent is 2711 Centerville Road, Suite 400, in said city.

                                 Article III
                            Statement of Purpose

        The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended.

                                 Article IV
                          Classes of Capital Stock

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is Four hundred twenty million (420,000,000), of which Twenty million (20,000,000) shares of the par value $.01 each are to be of a class designated Preferred Stock and Four hundred million (400,000,000) shares of the par value of $.01 each are to be of a class designated Common Stock.

                              A.  Common Stock

        1. Subject to the powers, preferences and other special rights afforded Preferred Stock by the provisions of this Article IV or resolutions adopted pursuant hereto, the holders of the Common Stock shall be entitled to receive, to the extent permitted by Delaware law, such dividends as may from time to time be declared by the Board of Directors.

        2. Except as otherwise required by Delaware law and as otherwise provided in this Article IV and resolutions adopted pursuant hereto with respect to Preferred Stock, and subject to the provisions of the Bylaws of the Corporation, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date for the determination of stockholders entitled to vote, the holders of the Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, and the holders of the Preferred Stock shall have no voting power and shall not be entitled to any notice of any meeting of stockholders.

        3. Except as may otherwise be required by law, this Amended and Restated Certificate of Incorporation or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to this Article IV with respect to Preferred Stock, each holder of Common Stock, and each holder of Preferred Stock, if entitled to vote on such matter, shall be entitled to one vote in respect of each share of Common Stock or Preferred Stock, as the case may be, held by such holder on each matter voted upon by stockholders, and any such right to vote shall not be cumulative.



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        4.   Any action required or permitted to be taken by the
   stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

        5. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, as set forth in this
   Article IV or the resolutions adopted with respect to such series under this Article IV, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to the stockholders ratably and in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer, otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or a combination thereof, and may set all or make any part of the consideration so received and distributed or any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation, or winding-up of the Corporation for the purposes of this Article IV.

                             B.  Preferred Stock

        The express grant of authority to the Board of Directors of the Corporation to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of Preferred Stock that are not fixed by this Amended and Restated Certificate of Incorporation is as follows:

        1. The Preferred Stock may be issued from time to time in any amount, not exceeding in the aggregate the total number of shares of Preferred Stock herein above authorized, reduced by the number of shares of Preferred Stock designated under Section C of this Article IV, as Preferred Stock of one or more series, as hereinafter provided. All shares of any one series of Preferred Stock shall be alike in every particular, each series thereof shall be distinctively designated by letter or descriptive words, and all series of Preferred

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   Stock shall rank equally and be identical in all respects except as permitted by the provisions of Subsection B.2 of this Article IV.


        2. Authority is hereby expressly granted to and vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix, by the resolution or resolutions providing for the issue of shares thereof, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the laws of the State of Delaware, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Stock other than the series designated under Section C of this Article IV:

        (a) the designation of such series and number of shares constituting such series;

        (b) the dividend rate or amount of such series, the payment dates for dividends on shares of such series, the status of such dividends as cumulative or non-cumulative, the date from which dividends on shares of such series, if cumulative, shall be cumulative, and the status of such as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

        (c) the price or prices (which amount may vary under different conditions or at different dates) at which, and the times, terms and conditions on which, the shares of such series may be redeemed at the option of the Corporation;

        (d) whether or not the shares of such series shall be made optionally or mandatorily convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or other securities and, if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made and any other terms and conditions of such conversion or exchange;

        (e) whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of shares of such series, and if so entitled, the amount of such fund and the manner of

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             its application, including the price or prices at which
             shares of such series may be redeemed or purchased through the application of such fund;

        (f) whether or not the issue of any additional shares of such series or any future series in addition to such series or of any shares of any other class of stock of the Corporation shall be subject to restrictions and, if so, the nature thereof;

        (g) the rights and preferences, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;

        (h) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law; and

        (i) any other relative powers, preferences and participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of shares of such series;

   in each case, so far as not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation or the Delaware General Corporation Law then in effect.

             C.  Series A Junior Participating Preferred Stock.

        The designation and number of shares, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of a series of Preferred Stock are fixed by this Section C of
   ARTICLE IV as follows:

        1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 4,000,000.

        2.   DIVIDENDS AND DISTRIBUTIONS.

             (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar shares) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 20th day of

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        February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $26 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Series A Preferred Stock or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph 2(a) of this Section C immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $26 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

             (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and before such

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        Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        3. VOTING RIGHTS. The holders of Series A Preferred Stock will have the following voting rights:

             (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (b) Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in any resolution creating a series of Preferred Stock or by law, the holders of Series A Preferred Stock and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

             (c) If at the time of any annual meeting of stockholders for the election of directors a "default in preference dividends" on the Series A Preferred Stock shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by two (2), and the holders of the Preferred Stock of all series (whether or not the holders of such series of Preferred Stock would be entitled to vote for the election of directors if such default in preference dividends did not exist) shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders

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        of Common Stock, to elect two (2) directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Preferred Stock. Each director elected by the holders of Preferred Stock (a "Preferred Director") shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred
        Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Preferred Stock voting together as a single class without regard to series, at a meeting of the stockholders or of the holders of Preferred Stock called for the purpose. So long as a default in any preference dividends on the Preferred Stock shall exist, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Preferred Stock voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board of Directors of the Corporation shall be reduced by two (2). For the purposes hereof, a "default in preference dividends" on the Preferred Stock shall be deemed to have occurred whenever the amount of accrued dividends upon any series of the Preferred Stock shall be equivalent to six (6) full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all Preferred Stock of each and every series then outstanding shall have been paid to the end of the last preceding quarterly dividend period.

             (d) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        4.   CERTAIN RESTRICTIONS.

             (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock, as provided in paragraph 2 of this Section C, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred


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        Stock outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends, or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) declare or pay dividends, or make any other
             distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior shares in exchange for any shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (iv) redeem or purchase or otherwise acquire for
             consideration any Series A Preferred Stock, or any shares ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

             (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph 4(a) of this Section C, purchase or otherwise acquire such shares at such time and in such manner.

        5. REACQUIRED SHARES. Any Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and, upon the filing of any certificate that may be required by Delaware law, canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and

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   restrictions on issuance set forth in this Article IV or any resolution providing for the creation of any series of Preferred Stock adopted pursuant thereto or as otherwise required by law.


        6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received $6,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of Common Stock that were outstanding immediately prior to such event.

        7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a

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   greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        8. NO REDEMPTION. The Series A Preferred Stock shall not be redeemable.

        9. CONVERSION. The Series A Preferred Stock shall not be convertible into Common Stock or shares of any other series of any other class of Preferred Stock.

        10. RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of Preferred Stock, unless the terms of any such series shall provide otherwise.

        11. AMENDMENT. This Amended and Restated Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock, voting together as a single class.

                                  Article V
                             Board of Directors

                    A.  Election and Removal of Directors

        1.   The Board of Directors shall consist of not less than nine
   (9) or more than twelve (12) persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), provided, however, this provision shall not act to limit Board size in the event the holders of one or more series of Preferred Stock are entitled to elect directors to the exclusion of holders of Common Stock. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as may be provided in the manner specified in the Bylaws, Class I Directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, Class II Directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002, and Class III Directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003, with the members of each class to

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   hold office until their successors are duly elected and qualified.  At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        2. Notwithstanding the foregoing and except as otherwise provided by law, whenever the holders of any series of Preferred Stock shall have the right (to the exclusion of holders of Common Stock) to elect directors of the Corporation pursuant to the provisions of
   Article IV or any resolution adopted pursuant thereto, the election of such directors of the Corporation shall be governed by the terms and provisions of Article IV or said resolutions and such directors so elected shall not be divided into classes pursuant to this Subsection
   A.2 of Article V and shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the first year following their election or, if such right of the holders of the Preferred Stock is terminated, for a term expiring in accordance with the provisions of Article IV or such resolutions.

        3. Newly-created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum of the Board of Directors, acting at a regular or special meeting. If any applicable provision of the Delaware General Corporation Law, Article IV or any resolution adopted pursuant to
   Article IV expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 80 percent of the combined voting powers of the outstanding shares of stock of the Corporation entitled to vote generally; provided, however, that when (a) pursuant to the provisions of Article IV or any resolutions adopted pursuant thereto, the holders of any series of Preferred Stock have the right (to the exclusion of holders of the Common Stock), and have exercised such right, to elect directors and (b) Delaware General Corporation Law, Article IV or any such resolution expressly confers on stockholders voting rights as aforesaid, if the directorship to be filled had been occupied by a director elected by the holders of Common Stock, then such directorship shall be filled by an 80 percent vote as aforesaid, but if such directorship to be filled had been elected by holders of Preferred Stock, then such directorship shall be filled in accordance with Article IV or the applicable resolutions adopted under Article
   IV. Any director elected in accordance with the two preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified unless such director was elected by holders of Preferred Stock (acting to the exclusion of the holders of Common

   Stock), in which case such director's term shall expire in accordance with Article IV or the applicable resolutions adopted pursuant to
   Article IV. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director, except as otherwise provided in Article IV or the applicable resolutions adopted pursuant to Article IV with respect to directorships created pursuant to one or more series of Preferred Stock.

        4. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally, voting together as a single class (it being understood that for all purposes of this Article V, each share of Preferred Stock shall have the number of votes, if any, granted to it pursuant to this Amended and Restated Certificate of Incorporation or any resolution adopted pursuant to
   Article IV).

        5. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or any resolution adopted pursuant to Article IV, the affirmative vote of at least 80 percent of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such alteration, amendment or repeal is presented to the Board for adoption), shall be required to alter, amend or repeal this Article V, or any provision hereof.

                B.  Liability, Indemnification and Insurance

        1. LIMITATION ON LIABILITY. To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the personal liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section B.1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        2. RIGHT TO INDEMNIFICATION. The Corporation shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the Indemnitee) who was or is involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or of NiSource Corporate Services Company or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect.

        3. INSURANCE, CONTRACTS AND FUNDING. The Corporation may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Subsection B.2 of this Section B or incurred by any Indemnitee in connection with any Proceeding referred to in Subsection
   B.2 of this Section B, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation in furtherance of the provisions of this Section B and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section B.

        4. INDEMNIFICATION; NO EXCLUSIVE RIGHT. The right of indemnification provided in this Section B shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section B shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Section B and shall be applicable to Proceedings commenced or continuing after the adoption of this Section B, whether arising from acts or omissions occurring before or after such adoption.

        5. ADVANCEMENT OF EXPENSES; PROCEDURES; PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS; REMEDIES. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Section B:

             (a)  ADVANCEMENT OF EXPENSES.   All reasonable expenses
        incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Section B.

             (b)  Procedure for Determination of Entitlement to
        Indemnification.

                  (i) To obtain indemnification under this Section B, an Indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

                  (ii) The Indemnitee's entitlement to indemnification
             under this Section B shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even if they constitute less than a quorum of the Board; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (C) by the stockholders of the Corporation (but only if a majority of the Disinterested Directors presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in Section B.5(c).

                  (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section B.5(b)(ii), a majority of the Disinterested Directors shall select the Independent Counsel (except that if there are no Disinterested Directors, the Corporation's General Counsel shall select the Independent Counsel), but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

                  (iv) The only basis upon which a finding of no
             entitlement to indemnification may be made is that indemnification is prohibited by law.

             (c) PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS. Except as otherwise expressly provided in this Section B, if a Change of Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Section B upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section B.5(b)(i), and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section B.5(b) to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification and the Indemnitee shall be entitled to such indemnification unless
        (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section B.2, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee's conduct was unlawful.

             (d)  REMEDIES OF INDEMNITEE.

                  (i) In the event that a determination is made, pursuant to Section B.5(b) that the Indemnitee is not entitled to indemnification under this Section B, (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial Proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial Proceeding or arbitration the Corporation shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Section B.

                  (ii) If a determination shall have been made or deemed
             to have been made, pursuant to Section B.5(b) or (c), that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless
             (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (x) advancement of expenses is not timely made pursuant to Section B.5(a) or
             (y) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section B.5(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Corporation's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause
             (ii) (a "Disqualifying Event"); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

                  (iii) The Corporation shall be precluded from asserting in any judicial Proceeding or arbitration commenced pursuant to this Section B.5(d) that the procedures and preemptions of this Section B are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Section B.

                  (iv) In the event that the Indemnitee, pursuant to this
             Section B.5(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Section B, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.


             (e)  DEFINITIONS.  For purposes of this Section B.5:

                  (i) "Change in Control" means (A) so long as the Public Utility Holding Company Act of 1935 is in effect, any "company" becoming a "holding company in respect to the Corporation or any determination by the Securities and Exchange Commission that any "person" should be subject to the obligations, duties, and liabilities if imposed by said Act by virtue of his, hers or its influence over the management or policies of the Corporation, or (B) whether or not said Act is in effect a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing ten percent or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

                  (ii) "Disinterested Director" means a director of the
             Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

                  (iii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (A) the Corporation or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Section B. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under Delaware law, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee's rights under this Section B.

        6. SEVERABILITY. If any provision or provisions of this Section B shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provision of this Section B (including, without limitation, all portions of any paragraph of this Section B containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section B (including, without limitation, all portions of any paragraph of this Section B containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        7. SUCCESSOR LAWS, REGULATIONS AND AGENCIES. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto.

                                 Article VI
                  General Powers of the Board of Directors

                                 A.  Bylaws

        The Board of Directors shall have the power to make, alter, amend and repeal the Bylaws of the Corporation in such form and with such terms as the Board may determine, subject to the power granted to stockholders to alter or repeal the Bylaws provided under Delaware law; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least 80 percent of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such alteration, amendment or repeal is presented to the Board for adoption), shall be required to alter, amend or repeal any provision of the Bylaws which is to the same effect as any one or more sections of this Article VI.

                           B.  Charter Amendments

        Subject to the provisions hereof, the Corporation, through its Board of Directors, reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereinafter prescribed by law, and any other provisions authorized by Delaware law at the time enforced may be added or inserted, in the manner now or hereinafter prescribed by law, and any and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereinafter amended are granted subject to the rights reserved in this Article.



   Signed on October 27, 2000


                                 /s/ Nina M. Rausch
                                 ---------------------------------------
                                 Name:     Nina M. Rausch
                                 Title:    Secretary

          CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                     OF

                              NEW NISOURCE INC.


        It is hereby certified that:


             1. The name of the corporation (hereinafter called the "Corporation") is New NiSource Inc.

             2. The certificate of incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

                  "FIRST.  The name of this corporation is NiSource Inc."

             3. The amendment of the certificate of incorporation herein certified has been duly adopted and a written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



   Dated as of November 1, 2000



                                      /s/ Stephen P. Adik
                                      ---------------------------------
                                          Stephen P. Adik
                                          Vice Chairman